Knoll Appoints Jeffrey Henderson to Board of Directors EAST GREENVILLE, Pa., Oct. 16, 2020 (GLOBE NEWSWIRE) -- Knoll, Inc. (NYSE:KNL), a constellation of design-driven brands for the workplace and home, Jeffrey Henderson today announced the election of Jeffrey Henderson to its board of directors. This addition brings the total members of the Company's board of directors to 11, of which 10 are independent directors. Mr. Henderson, age 47, is the founder and creative director of AndThem, a New York- based global creative agency focused on product design, engineering, content creation and strategy. Prior, Mr. Henderson held a range of creative and managerial roles in the footwear industry, including Footwear Design Director for Nike Sportswear and Innovation Director for Cole Haan. Mr. Henderson holds a graduate degree from the Georgia Institute of Technology. Andrew Cogan, Knoll chairman and CEO, commented, "We are very pleased to welcome Jeffrey to the Knoll board of directors. We look forward to him bringing his design, engineering and product development experience as well as his commitment to social impact and diversity to Knoll.” The Company noted that the election of Mr. Henderson reinforces its commitment to gender, race and professional diversity on its Board of Directors. Jeffrey Henderson, founder and creative director of AndThem, appointed to Knoll, Inc. Board of Directors About Knoll Knoll, Inc. is a constellation of design-driven brands and people, working together with our clients in person and digitally to create inspired modern interiors. Our internationally recognized portfolio includes furniture, textiles, leathers, lighting, accessories, and architectural and acoustical elements. Our brands — Knoll Office, KnollStudio, KnollTextiles, KnollExtra, Spinneybeck | FilzFelt, Edelman Leather, HOLLY HUNT, DatesWeiser, Muuto, and Fully — reflect our commitment to modern design that meets the diverse requirements of high-performance workplaces, work from home settings and luxury residential interiors. A recipient of the National Design Award for Corporate and Institutional Achievement from the Smithsonian's Cooper-Hewitt, National Design Museum, we can help organizations achieve Leadership in Energy and Environmental Design (LEED), Living Building Challenge and WELL Building workplace certifications. To learn more about our initiatives to support more inclusive and diverse communities, visit knoll.com/community. Contact Investors: Charles Rayfield Senior Vice President and Chief Financial Officer Tel 215 679-1703 crayfield@knoll.com Media: David E. Bright Senior Vice President, Communications Tel 212 343-4135 dbright@knoll.com A photo accompanying this announcement is available at https://pr.globenewswire.com/FileDownloader/DownloadFile? source=pnr&fileGuid=6fe560e8-f036-48ca-b1f1-706e9eaf649c